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                                    Exhibit 2

                             FIRST AMENDMENT TO THE
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT


     This First Amendment ("First Amendment") to the Amended and Restated Rights Agreement dated as of January 22, 2002 by and between Prentiss Properties Trust (the "Company") and Equiserve Trust Company, N.A. (as "Rights Agent") (the "Rights Agreement") is entered into and effective as of June 26, 2002. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Rights Agreement.

                                    RECITALS
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     WHEREAS, pursuant to Section 27 of the Rights Agreement the Board of
Trustees of the Company (the "Board") may, and the Rights Agent shall, if the Company so directs, amend the Rights Agreement prior to a Distribution Date without the approval of any holders of Common Shares, subject to the penultimate sentence thereof;

     WHEREAS, the Board has authorized this First Amendment;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Rights Agreement as follows:

          1. Section 1(a) is hereby amended and restated in its entirety as follows:

          "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall at any time be the Beneficial Owner of either or both of (i) 10% or more of the Common Shares then outstanding or (ii) 10% or more of the Rights then outstanding, but shall not include: (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (b) Security Capital Preferred Growth Incorporated ("SCPG:"), including its Affiliates and Associates, provided that SCPG and its Affiliates and Associates shall be an Acquiring Person if and when SCPG and its Affiliates and Associates shall become the Beneficial Owner of either or both of (i) 11% or more of the Common Shares then outstanding or (ii) 11% or more of the Rights then outstanding; (c) Cohen and Steers Capital Management Inc. ("Cohen and Steers"), including its Affiliates and Associates, provided that Cohen and Steers and its Affiliates and Associates shall be an Acquiring Person if and when Cohen and Steers and its Affiliates and Associates shall become the Beneficial Owner of either

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          or both of (i) 15% or more of the Common Shares then outstanding or
          (ii) 15% or more of the Rights then outstanding; (d) any such Person who has become and is such a Beneficial Owner solely because (1) of a reduction in the aggregate number of Common Shares outstanding due to a repurchase of Common Shares by the Company since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (2) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to equal or exceed 10% (or, in the case of SCPG and its Affiliates and Associates 11%, or, in the case of Cohen and Steers and its Affiliates and Associates, 15%) of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (B) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (d)(2) of the preceding sentence, if any Person that is not an Acquiring Person due to such clause (d)(2) does not reduce its percentage of Beneficial Ownership of Common Shares to less than 10% (or, in the case of SCPG and its Affiliates and Associates 11%, or, in the case of Cohen and Steers and its Affiliates and Associates, 15%) by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so equals or exceeds 10% (or, in the case of SCPG and its Affiliates and Associates 11%, or, in the case of Cohen and Steers and its Affiliates and Associates, 15%), such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause
          (d)(2) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Trustees of the Company.

          2. The fourth paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows.

          The Rights will trade with the Common Shares and will be evidenced by Common Shares certificates, and no separate certificates evidencing the Rights (the "Rights Certificates") will be distributed initially. The Rights will separate from the Common Shares and a distribution of the Rights Certificates will occur (the "Distribution Date") upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common Shares (or, in the case of Security Capital Preferred Growth Incorporated ("SCPG") and its affiliates 11%, or, in the case of Cohen and Steers Capital Management Inc. and its affiliates ("Cohen and Steers"), 15% or more of the outstanding Common Shares) (the "Share Acquisition Date"), or
          (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group

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          beneficially becoming an Acquiring Person. Until the Distribution
          Date, (i) the Rights will be evidenced by the Common Shares certificates and will be transferred with and only with such Common Shares certificates, (ii) any Common Shares certificates issued will contain a notation incorporating the Rights Agreement by reference and
          (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

          3.   Governing Law. This First Amendment shall be deemed to be a
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          contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          4.   Counterparts. This First Amendment may be executed in any number
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          of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed, all as of the day and year first above written.

                                        PRENTISS PROPERTIES TRUST

                                        By: /s/ Thomas F. August
                                           -------------------------------------
                                           Thomas F. August
                                           President and Chief Executive Officer



                                        EQUISERVE TRUST COMPANY, N.A.


                                        By: /s/ Collin Ekeogu
                                           -------------------------------------
                                           Authorized Signature